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                                                                    Exhibit 99.1


[EPICEDGE LOGO]

                      EPICEDGE SECURES ADDITIONAL FINANCING

Austin, TX - April 22, 2002 - EpicEdge, Inc. (AMEX: EDG), a leading information technology consulting firm, announced that it has completed another round of financing with both new and existing shareholders and investors.

EpicEdge announced that it has entered into a secured promissory note and preferred stock purchase agreement with certain investors. The company received $740,000, which was in addition to $1,910,000 in bridge financing the company had received since June of last year. Under this agreement, the investors may invest up to an additional $1,850,000.

The secured promissory note contains conversion features that, upon stockholder approval, require it to be converted into preferred stock. In addition, the preferred stock contains conversion features that allow it to be converted into common stock at the option of the preferred stockholder. In conjunction with the closing of this funding, EpicEdge renegotiated and extended the maturity dates of approximately $3,200,000 of current liabilities into long-term debt as of December 31, 2001. Once stockholder approval is received, in addition to the $1,600,000 received so far in 2002 under this funding agreement, $7,050,000 of the $8,508,000 of convertible debt as of December 31, 2001 will also be converted into preferred stock.

"Our investors continue to demonstrate their confidence in EpicEdge's operations, market position and prospects," said Richard Carter, Chief Executive Officer of EpicEdge. "We believe that this financing will provide us with the necessary capital to both reduce legacy expenses and fuel our strategic growth initiatives."

ABOUT EPICEDGE
EpicEdge, Inc. is a leading information technology consulting firm, primarily focused on serving state and local government agencies, commercial and utility market customers. We help our clients to meet their business goals through implementation and support of client/server and Internet-enabled enterprise resource planning software packages, custom Web application development, and strategic consulting. We deliver successful IT project-based services by combining the elements of market-leading products, third-party products such as PeopleSoft, highly skilled technical personnel and proven project methodologies. Our focused and comprehensive approach to technology is driven by our client's business needs, and helps clients maximize return on their software investment and lower their total cost of ownership.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the expectation of future funding and proposed conversion of current and long-term liabilities as well as obtaining large future contracts. Future events may involve risks and uncertainties, including, but not limited to, our ability to meet strategic objectives and our ability to obtain stockholder approvals, and other risks detailed from time to time in the "Risk Factors" and "Investment Considerations" sections and elsewhere in our filings with the


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Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

                                      # # #

Company Contacts:

Sam DiPaola                                             Jean Albert
Investor Relations                                      Public Relations
sdipaola@epicedge.com                                   jalbert@epicedge.com
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410-576-8935                                            212-894-2923

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